UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
____________________________________________________________________________

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TriNet Group, Inc.
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TriNet Group, Inc.
One Park Place, Suite 600
Dublin, CA 94568

May 26, 2021

Dear Stockholder,
This is a reminder to vote your TriNet Group, Inc. shares as soon as you are able. You should have received a Notice of Internet Availability of Proxy Materials containing instructions on how to vote via the Internet or by telephone.
As a reminder, this year's annual meeting, which will be held on Thursday, May 27, 2021 at 9:00 a.m. Pacific Time, will be a completely virtual meeting of stockholders. You can attend the 2021 Annual Meeting by visiting www.virtualshareholdermeeting.com/TNET2021,where you will be able to listen to the meeting live, submit questions and vote online during the meeting, just as you could at an in-person meeting.
Please note that, as the Company announced in a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 26, 2021, Shawn Guertin notified the Board of Directors (the “Board”) of TriNet Group, Inc. (the “Company”) of his intention to resign as a director of the Company, effective May 27, 2021, and as a result that Mr. Guertin will not be standing for re-election at the 2021 Annual Meeting.
Please also note that, in the same Current Report, the Company announced that, effective May 27, 2021, the Board appointed Myrna Soto as a director to fill a vacancy resulting from Mr. Guertin’s resignation. Ms. Soto will serve as a Class II Director, and as such will serve until the Company’s 2022 Annual Meeting of Stockholders and until her successor is duly elected and qualified, or until her services cease sooner in the event of her earlier death, resignation, or removal. Effective May 27, 2021, the Board also appointed Ms. Soto to serve on the Audit Committee of the Board.

Sincerely,
Samantha Wellington
Secretary